QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

        The following are excerpts from the Company's disclosure in connection with its offering of senior notes.

Summary Historical and Pro Forma Combined Financial and Other Data

        The following tables show our summary historical consolidated financial data and our summary unaudited pro forma financial data, each for the periods and as of the dates indicated. The summary historical statement of operations data for the years ended December 31, 2011, 2012 and 2013 and the balance sheet data as of December 31, 2012 and 2013 are derived from our audited consolidated financial statements included in this offering memorandum.

        The summary historical statement of operations data for the three months ended March 31, 2013 and 2014 and the balance sheet data as of March 31, 2014 are derived from our unaudited consolidated financial statements included in this offering memorandum. The historical statement of operations data for the twelve months ended March 31, 2014 is derived by summing our statement of operations data for our year ended December 31, 2013 and the three months ended March 31, 2014 and then deducting our statement of operations data for the three months ended March 31, 2013. The summary unaudited consolidated financial data have been prepared on a consistent basis with our audited consolidated financial statements. In the opinion of management, such summary unaudited consolidated financial data reflect all adjustments (consisting of normal and recurring accruals) considered necessary to present our financial position for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the full year because of the impact of fluctuations in prices received from oil and natural gas, natural production declines, the uncertainty of exploration and development drilling results and other factors.

        The summary unaudited pro forma condensed combined financial data assumes that the Citrus Acquisition, this offering, the issuance of approximately 6.7 million shares of our common stock as part of the consideration for the Citrus Acquisition and the closing of our amended and restated credit facility, including borrowing thereunder to fund a portion of the consideration for the Citrus Acquisition, had taken place on March 31, 2014, in the case of the unaudited pro forma combined balance sheet data, and on January 1, 2013, in the case of the pro forma combined statement of operations data for the year ended December 31, 2013, the three months ended March 31, 2014 and the twelve months ended March 31, 2014.

        These data are subject and give effect to the assumptions and adjustments described in the notes accompanying the unaudited pro forma financial statements included elsewhere in this offering memorandum. The summary unaudited pro forma consolidated financial data are presented for informational purposes only and should not be considered indicative of actual results of operations that would have been achieved had the Citrus Acquisition and this offering been consummated on the dates indicated, and do not purport to be indicative of statements of financial position or results of operations as of any future date or for any future period.

        Our historical and pro forma results should be read in conjunction with "Capitalization," "Selected Historical Consolidated Financial Data" and "Management's Discussion and Analysis of Financial

Condition and Results of Operations" included elsewhere herein and our consolidated historical and pro forma financial statements and related notes included in this offering memorandum.

	Historical						Pro Forma
	Twelve Months Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2014		Three Months Ended March 31,		Twelve Months Ended March 31, 2014
							Year Ended December 31 2013
($ in thousands)	2011	2012	2013	2013	2014			2013	2014
Operating revenues
Oil and gas sales	$103,371	$121,797	$127,925	$30,819	$32,879	$129,985	$185,964	$44,110	$61,236	$203,089
Transportation revenue	—	—	919	—	1,323	2,242	920	—	1,323	2,243

Total revenues	103,371	121,797	128,844	30,819	34,202	132,227	186,883	44,110	62,559	205,332

Operating expenses
Lease operating expense and taxes	30,637	33,072	36,779	9,796	9,502	36,485	45,749	11,714	14,670	48,705
Depreciation, depletion and amortization	30,517	47,172	44,806	11,570	10,354	43,590	62,328	16,435	16,427	62,320
Transportation expenses	—	—	311	—	565	876	1,369	323	1,030	2,075
General and administrative	14,819	19,844	15,389	4,317	3,966	15,038	17,879	5,262	4,977	17,593

Total operating expenses	75,973	100,088	97,285	25,683	24,387	95,988	127,324	33,733	37,104	130,694

Income from operations	27,398	21,709	31,559	5,136	9,815	36,239	59,559	10,377	25,455	74,638
Other income (expense)
Interest and other income	77	90	5,362	15	134	5,481	5,362	15	134	5,481
Interest expense	(3,188)	(3,311)	(2,995)	(750)	(754)	(2,999)	(28,387)	(6,554)	(7,103)	(28,936)
Gain (loss) on derivative financial instruments	(2,726)	(2,975)	(3,477)	(1,565)	(993)	(2,904)	(3,477)	(1,565)	(993)	(2,904)

Total other income (expense)	(5,837)	(6,196)	(1,110)	(2,300)	(1,613)	(423)	(26,502)	(8,104)	(7,961)	(26,359)

Income before taxes	21,561	15,513	30,449	2,836	8,202	35,816	33,057	2,272	17,494	48,278
Deferred income tax expense (benefit)	(78)	(7)	64	7	(8)	49	64	7	(8)	49

Net income	21,639	15,520	30,385	2,829	8,210	35,760	32,993	2,265	17,502	48,229
Less dividends and accretion on preferred shares	10	10	10	3	3	10	10	3	3	10

Net income applicable to common stockholders	$21,629	$15,510	$30,375	$2,826	$8,207	$35,757	$32,983	$2,263	$17,499	$48,219

Other Financial Data:
Adjusted EBITDA(1)	47,245	68,693	77,030	16,854	18,901	79,077	122,552	26,959	40,615	136,208

(1)
For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to its most directly comparable financial measure calculated and presented in accordance with GAAP, please see "—Non-GAAP Financial Measures and Reconciliations."

	Historical
						Pro Forma
	As of December 31,			As of March 31,
						As of March 31, 2014
($ in thousands)	2011	2012	2013	2013	2014
Balance Sheet Data:
Cash and cash equivalents	$10,614	$8,475	$11,620	$10,745	$1,834	$1,834
Oil and gas properties	275,443	301,599	335,354	297,517	332,242	679,388
Property and equipment (net of accumulated depreciation)	16,926	17,941	18,772	18,687	18,714	18,714
Total assets	323,633	352,744	394,805	353,130	375,687	751,975
Total debt (including current portion of long-term debt)	91,151	101,136	96,136	91,136	82,136	411,319
Total liabilities	149,542	159,702	168,712	156,768	140,773	477,061
Total stockholders' equity	$174,091	$193,042	$226,093	$196,362	$234,915	$274,915

Non-GAAP Financial Measures and Reconciliations

        In this offering memorandum, the terms "EBITDA" and "Adjusted EBITDA" are used. EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depletion, depreciation, amortization and accretion expenses. Adjusted EBITDA is EBITDA, further adjusted to exclude stock-based compensation and unrealized gain or losses on derivatives. We believe EBITDA and Adjusted EBITDA are important financial measurement tools that facilitate comparison of our operating performance and provide information about our ability to service or incur indebtedness and pay for our capital expenditures. This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.

        Our management uses Adjusted EBITDA in a number of ways to assess our combined financial and operating performance, and we believe this measure is helpful to management and investors in identifying trends in our performance. Adjusted EBITDA helps management identify controllable expenses and make decisions designed to help us meet our current financial goals and optimize our financial performance while neutralizing the impact of capital structure on results. Accordingly, we believe this metric measures our financial performance based on operational factors that management can impact in the short-term, namely our cost structure and expenses.

        Other companies may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Adjusted EBITDA also has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include that Adjusted EBITDA:

  •
  does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

  •
  does not reflect changes in, or cash requirements for, our working capital needs;

  •
  does not reflect our interest expense, or the cash requirements necessary to service interest on or principal payments of our debt;

  •
  does not reflect certain other non-cash income and expenses; and

  •
  excludes income taxes that may represent a reduction in available cash.

        We reconcile this non-GAAP financial measure to our net income, which is its most directly comparable financial measure calculated and presented in accordance with GAAP. The table below reconciles our historical net income to Adjusted EBITDA.

	Historical						Pro Forma
				Three Months Ended March 31,		Twelve Months Ended March 31, 2014		Three Months Ended March 31,		Twelve Months Ended March 31, 2014
	Year Ended December 31,						Year Ended December 31, 2013
($ in thousands)	2011	2012	2013	2013	2014			2013	2014
Net income (loss)	$21,639	$15,520	$30,385	$2,829	$8,210	$35,766	$32,993	$2,265	$17,502	$48,229
Adjustments:
Income tax expense / (benefit)	$(78)	$(7)	$64	$7	$(8)	$49	$64	$7	$(8)	$49
Interest expense	3,188	3,311	2,995	750	754	2,999	28,387	6,554	7,103	28,936
Depreciation, depletion and amortization	30,517	47,172	44,806	11,570	10,355	43,590	62,328	16,435	16,427	62,320

EBITDA	55,266	65,966	78,250	15,156	19,311	82,404	123,772	25,261	41,024	139,534
As further adjusted:
Interest (income) and other (income)	(78)	(91)	(5,362)	(15)	(134)	(5,481)	(5,362)	(15)	(134)	(5,481)
Stock-based compensation expense	1,546	2,592	2,062	315	532	2,279	2,062	315	532	2,279
Unrealized hedging losses / (gains)	(9,490)	195	2,080	1,398	(807)	(125)	2,080	1,398	(807)	(125)

Adjusted EBITDA	$47,245	$68,693	$77,030	$16,854	$18,901	$79,077	$122,552	$26,959	$40,615	$136,208

 CAPITALIZATION

        The following table sets forth our unaudited capitalization as of March 31, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the completion of the Citrus Acquisition, to our closing of the amendment and restatement of our Credit Facility, including related borrowings under our Credit Facility to fund a portion of the acquisition consideration, to our issuance of approximately 6.7 million shares of common stock as part of the acquisition consideration and to the issuance of the notes offered hereby and our application of the estimated net proceeds from this offering in the manner described in "Use of Proceeds."

        This table should be read in conjunction with, and is and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and the accompanying notes included elsewhere in this offering memorandum. See "Summary—Summary Historical and Pro Forma Combined Financial and Other Data" and "Selected Historical Consolidated Financial Data."

	As of March 31, 2014
	Actual	As Adjusted
	(in thousands, except share numbers)
Cash and cash equivalents	$1,834	$1,834

Long-term debt (including current portion):
Debentures(a)	$1,636	$1,636
Credit Facility(b)(c)	80,500	113,832
9.000% Senior Notes due 2022	—	300,000
Discount on Senior Notes	—	(4,149)

Total long-term debt	82,136	411,319
Stockholders' equity:
8% convertible preferred stock (10,000,000 shares authorized; 10,703 shares issued and outstanding, actual and as adjusted)	128	128
Common stock (100,000,000 shares authorized; 73,550,339 shares issued and outstanding, actual and approximately 80,217,006 shares issued and outstanding, as adjusted)	7	8
Additional paid in capital	471,041	511,041
Accumulated other comprehensive income	201	201
Accumulated deficit	(236,462)	(236,462)

Total stockholders' equity	234,915	274,916

Total capitalization	$317,051	$686,235

(a)
As of March 31, 2014, we had outstanding $1.6 million of convertible secured debentures that are convertible into shares of our common stock. The principal of the convertible secured debentures is secured at maturity by zero coupon U.S. treasury bonds previously deposited into an escrow account equaling the par value of the debentures and maturing on or before the due date of the debentures. The fair market value of these U.S. treasury bonds at March 31, 2014 was approximately $1.3 million.

(b)
As of March 31, 2014, we had a committed $300.0 million Credit Facility and a borrowing base of $165.0 million. In June 2014, the borrowing base under our Credit Facility was increased to $175.0 million. At March 31, 2014, there were outstanding borrowings of approximately $80.5 million under our Credit Facility and no letters of credit had been issued. In connection with the Citrus Acquisition, we are amending and restating the Credit Facility to provide for a maximum credit amount of $750 million and an initial borrowing base of $225 million.

(c)
As adjusted reflects additional borrowings assumed to be incurred under the Credit Facility in connection with the Citrus Acquisition, prior to consideration of any credit toward the cash purchase price with respect to operations from the July 1, 2014 effective date.

Oil and Natural Gas Acreage

        The following table sets forth our combined acreage position after giving effect to the Citrus Acquisition, as of December 31, 2013 for Warren and June 30, 2014 for Citrus:

	Developed		Undeveloped		Total
	Gross	Net	Gross	Net	Gross	Net
California	1,590	1,576	1,752	1,425	3,342	3,001
New Mexico	1,066	98	2,924	350	3,990	448
Pennsylvania(1)	3,631	2,750	3,351	2,539	6,982	5,289
Texas	704	176	—	—	704	176
Wyoming	30,385	18,462	82,842	69,221	113,227	87,683
Other	948	442	1,732	1,601	2,680	2,043
Total	38,324	23,504	92,601	75,136	130,925	98,640

(1)
Consists of acreage to be acquired in the Citrus Acquisition.

QuickLinks

  Exhibit 99.1
Summary Historical and Pro Forma Combined Financial and Other Data
CAPITALIZATION